Exhibit 99.1

RAVEN INDUSTRIES, INC.	NASDAQ: RAVN	SIOUX FALLS, SD	RAVENIND.COM

FOR RELEASE AT 4 PM EASTERN TIME ON NOVEMBER 13, 2017
Raven Industries Announces Retirement of
Director Mark Griffin

SIOUX FALLS, S.D., (November 13, 2017) - Raven Industries, Inc. (NASDAQ:RAVN) announced today that Mark Griffin will retire from the company’s Board of Directors effective December 4, 2017.
“Raven has benefited greatly from Mark’s leadership and guidance during his tenure on the board of directors,” said Marc LeBaron, Raven’s Chairman of the Board. “His business acumen, along with his deep understanding of the Raven culture, has been invaluable.”
Having served on the board since 1987, Mr. Griffin most recently chaired the Personnel & Compensation Committee.
“I’m honored to have served on the Raven board for 30 years,” said Griffin. “Watching the company grow and establish itself as an innovative, service-driven technology company has truly been a fulfilling experience. While I’m stepping down to concentrate on my business, Lewis Drug, and to serve on several drugstore industry boards, I believe Raven is well-positioned for success in the years to come.”
Raven Industries President and CEO Dan Rykhus stated, “We thank Mark for his wise counsel and many contributions throughout his long tenure. He has represented our shareholders well, and we will miss his leadership and perspective.”
The company’s board plans to select a suitable replacement to fill the vacancy in the coming weeks.

About Raven Industries, Inc.
Raven Industries (NASDAQ: RAVN) is dedicated to providing innovative, high-value products and solutions that solve great challenges throughout the world. Raven is a leader in precision agriculture, high-performance specialty films, and lighter-than-air technologies. Since 1956, Raven has designed, produced, and delivered exceptional solutions, earning the company a reputation for innovation, product quality, high performance, and unmatched service. For more information, visit http://ravenind.com.

Contact Information

Margaret Carmody, Director of Communications
Raven Industries, Inc.
605-336-2750